Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mullen Automotive Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	52,000,000	(2)	$0.70	$36,400,000.00	$0.00011020	$4,011.28
Equity	Common Stock, $0.001 par value per share	Rules 457(c)	16,000,000	(3)	$0.70	$11,200,000.00	$0.00011020	$1,234.24
Equity	Common Stock, $0.001 par value per share	Rules 457(c)	14,000,000	(4)	$0.70	$9,800,000.00	$0.00011020	$1,079.96
Total Offering Amounts			82,000,000			$57,400,000.00		$6,325.48
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$6,325.48

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock available for issuance under the 2022 Equity Incentive Plan.
(3)	Represents shares of Common Stock reserved for issuance pursuant to the Performance Stock Award Agreement dated May 5, 2022.
(4)	Represents shares of Common Stock reserved for issuance pursuant to the Performance Stock Award Agreement dated June 8, 2023.
(5)	This estimate is made pursuant to Rules 457(c) and 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high and low prices for the Registrant’s Common Stock as reported on Nasdaq on August 18, 2023.